EXHIBIT A

                                   [FORM OF NOTICE]


                    Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Public Utility Holding Company Act of 1935, as amended, (the "Act"), and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's office of Public Reference.

                    Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by January __, 1997, to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or issued in this matter. After said date, the applications(s) and/or declaration(s) as filed or amended, may be granted and/or permitted to become effective.

               Public Service Company of Colorado

                    Public Service Company of Colorado ("PSCo"), a public-utility holding company exempt from regulation pursuant to rule 2 under section 3(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), has filed an application under section 3(b) of the Act and rules 10 and 11 thereunder in connection with its proposed acquisition of a public utility company operating exclusively outside of the United States ("Foreign Utility").

                    Due to tax, legal and regulatory considerations, it may be advisable for PSCo to structure the transaction using one or more intermediate special purpose subsidiaries (collectively, "PSCo Subs"). Neither Foreign Utility nor any of its subsidiary companies is a public utility company operating in the United States nor, following the proposed acquisition, will serve any customers in the United States. Foreign Utility does not derive any income from United States operations or sources within the United States.

                    PSCo states that, as special purpose subsidiaries to be formed for the primary purpose of acquiring an interest in Foreign Utility, PSCo Subs will derive no income from United States operations and will not be a public utility company operating in the United States. PSCo Subs will not engage in any business other than the acquisition of Foreign Utility, supervision of PSCo's investments in Foreign Utility and the participation in the management and operations of Foreign Utility. Accordingly, regulation of PSCo Subs as a subsidiary of a holding company is not necessary for either the public interest or for the protection of investors.

                    PSCo states that it will not seek recovery through higher rates to PSCo or CLF&P customers to compensate it for any possible loss that it might sustain by reason of the proposed Foreign Utility investment or for any inadequate returns on such investment. PSCo has further undertaken to apply to the Colorado Public Utilities Commission and CLF&P has undertaken to apply to the Wyoming Public Service Commission, which have jurisdiction over the respective companies' retail electric and gas rates, for certification that each commission has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority in connection with the proposed Foreign Utility investment. PSCo represents that its domestic utility operations will be fully separated from its foreign operations.

                    If Foreign Utility is exempt without qualification under section 3(b), then PSCo and the PSCo Subs would rely upon the exemption provided by rule 10(a)(1) under the 1935 Act with respect to Foreign Utility, and PSCo would be exempted pursuant to rule 11(b)(1) from section 9(a)(2) of the 1935 Act with respect to the proposed acquisition of voting securities of Foreign Utility.

                    For the Commission, by the Division of Investment Management, pursuant to delegated authority.